Exhibit 99.1

                                                       May 5, 2011

FOR IMMEDIATE RELEASE

Contact:  Laura Ulbrandt  (212) 460-1900

LEUCADIA NATIONAL CORPORATION
ANNOUNCES FIRST QUARTER 2011 RESULTS

Leucadia National Corporation (LUK – NYSE) today announced its operating results for the three month period ended March 31, 2011.  Net income attributable to Leucadia National Corporation common shareholders for the three month periods ended March 31, 2011 and 2010 was $10,507,000 ($.04 per diluted common share) and $191,479,000 ($.78 per diluted common share).

For more information on the Company’s results of operations for the first quarter of 2011, please see the Company’s Form 10-Q for the three months ended March 31, 2011, which was filed with the Securities and Exchange Commission today.

SUMMARY FOR LEUCADIA NATIONAL CORPORATION AND SUBSIDIARIES
(In thousands, except per share amounts)
(Unaudited)

	For the Three Month
	Period Ended March 31,
	2011	2010

Revenues and other income	$284,034	$259,295

Net securities gains	$2,303	$99,067

Income from continuing operations before income taxes and
income (losses) related to associated companies	$79,530	$47,840

Income taxes	39,053	2,702

Income from continuing operations before income (losses)
related to associated companies	40,477	45,138

Income (losses) related to associated companies, net of taxes	(28,048)	151,194

Income from continuing operations	12,429	196,332

Loss from discontinued operations, including gain on disposal,
net of taxes	(1,643)	(4,827)

Net income	10,786	191,505

Net income attributable to the noncontrolling interest	(279)	(26)

Net income attributable to Leucadia National Corporation
common shareholders	$10,507	$191,479

Basic earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$.05	$.81
Loss from discontinued operations, including gain on disposal	(.01)	(.02)
Net income	$.04	$.79

Number of shares in calculation	244,082	243,291

Diluted earnings (loss) per common share attributable
to Leucadia National Corporation common shareholders:
Income from continuing operations	$.05	$.80
Loss from discontinued operations, including gain on disposal	(.01)	(.02)
Net income	$.04	$.78

Number of shares in calculation	244,620	247,594